Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BayFirst Financial Corp. (formerly First Home Bancorp, Inc.)

St. Petersburg, Florida

We consent to the inclusion in this Amendment No. 3 to Registration Statement on Form S-1 (No. 333-256009) of our report dated May 10, 2021, with respect to the consolidated financial statements of BayFirst Financial Corp., as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida

November 3, 2021